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                                                                    EXHIBIT 99.1

(PSC LOGO)                                                          NEWS RELEASE
                                                     Contact: Michael W. Ramirez
                                                                    713-625-7047
                                                         mramirez@contactpsc.com

                      PHILIP SERVICES CORPORATION APPROVES
                      PLAN SPONSOR FOR REORGANIZATION PLAN


HOUSTON, TX, September 12, 2003 - Philip Services Corporation ("the Company") (OTC: PSCD.PK; TSE:PSC) announced today that it has selected High River Limited Partnership, an affiliate of Carl C. Icahn, as the winning acquirer pursuant to a plan sponsorship and bidding procedures order previously approved by the US Bankruptcy Court for the Southern District of Texas. Under that proposal (the "High River Plan"), High River, among other things, will provide an exit loan facility of $150 million to the reorganized company and will pay $20 million for a 20% equity interest in the reorganized company on the effective date of a plan of reorganization. The Board of Directors approved the High River Plan after an auction among several bidders last week and the Bankruptcy Court approved the Company to proceed with the High River Plan after a hearing this week.

Under the High River Plan, as currently constituted, entities owned by Carl C. Icahn would, in the aggregate, own a majority of the outstanding shares of the reorganized Company. If the High River Plan is ultimately confirmed, the Company is expected to emerge from Chapter 11 before year-end 2003. During the period prior to confirmation of the Plan, the Company expects to continue to operate utilizing a $35 million debtor-in-possession loan facility made available by an Icahn affiliate as well as utilizing, pursuant to agreement, certain cash collateral held by its senior lenders.

"The Board's selection of the High River Plan starts us on the road to recovery and financial stability," said Robert L. Knauss, Principal Executive Officer and Chairman of the Board. "We expect to have sufficient funding to last until the end of the year and, upon confirmation of the Plan, the assurance that the Company will emerge as an ongoing entity no longer burdened by excess debt and troublesome legacy issues," added Mr. Knauss.

PSC expects to file a plan of reorganization and disclosure statement based on the High River Plan promptly. The disclosure statement for the plan of reorganization and the plan of reorganization itself have not yet been presented to or approved by the Bankruptcy Court. Confirmation of the High River Plan is, as in all Chapter 11 proceedings, subject to confirmation by a vote of certain creditors and no assurance can be given that the Plan will be confirmed as currently proposed.

ABOUT PHILIP SERVICES CORPORATION

Headquartered in Houston, Texas, Philip Services Corporation is an industrial and metals services company with two operating groups: PSC Industrial Services provides industrial
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cleaning and environmental services; and PSC Metals Services delivers scrap charge optimization, inventory management, remote scrap sourcing, by-products services and industrial scrap removal to major industry sectors throughout North America. The Company and most of its U.S.-domiciled subsidiaries filed for Chapter 11 protection on June 2, 2003.

For more information about the Company, call 713/623-8777.

                                       END

FORWARD-LOOKING STATEMENTS:

Certain information contained in this news release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include: the effect of the Company's filing under Chapter 11 of the Bankruptcy Code on its relations with customers, employees, suppliers, and lenders both during bankruptcy and after emergence; the adequacy of funding for the Company's operations; the inability to achieve confirmation of the plan of reorganization and actions that may be filed by third parties in the United States Bankruptcy Court for the Southern District of Texas, including actions seeking to liquidate rather than reorganize the Company; the impact of price and product competition; litigation risks; environmental and regulatory risks, reliance on key employees; commodity price and credit risks; insurance carrier risk; control by principal stockholders; limitations in the Company's Certificate of Incorporation; the dependence on outsourcing trends; and risks associated with acquisitions and divestitures. For additional information with respect to certain of these and other factors, see the reports filed by the Company with the United States Securities and Exchange Commission. Philip Services Corporation disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.